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                                                                       Exhibit 5
Paul H. White
General Counsel
AirTouch Communications, Inc.
2999 Oak Road
MS 800
Walnut Creek, CA  94596
(510) 210-3800



December 27, 1994


AirTouch Communications, Inc.
425 Market Street
San Francisco, CA  94105

Ladies and Gentlemen:

With reference to the registration statement that AirTouch Communications, Inc., a Delaware corporation (the "Company"), proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering 1,875,485 shares of its common stock, $.01 par value (the "Shares"), to be issued and sold pursuant to the AirTouch Communications, Inc. Retirement Plan (the "Plan"), I am of the opinion that:

    (1) the Plan has been duly adopted by the Company, and participations acquired under the Plan as provided therein will be legally existing participations in accordance with the terms thereof.

    (2) all proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance and payment therefore in accordance with the Plan and the resolutions of the Board of Directors of the Company relating to the adoption of the Plan and the offering and sale of the Shares thereunder, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above. This opinion is limited to the laws of the State of California and the federal law of the United States of America.

Very truly yours,



/s/ Paul H. White
- -----------------
Paul H. White
General Counsel





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